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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                       Palomar Medical Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    697529303
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 697529303
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Craig A. Drill
     d/b/a Craig Drill Capital

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,292,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,292,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,292,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.04%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No. 697529303
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Craig Drill Capital, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     792,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     792,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     792,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.93%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

--------------------------------------------------------------------------------

CUSIP No. 697529303
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Craig Drill Capital, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     792,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     792,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     792,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.93%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP No. 697529303
          ---------

Item 1(a).  Name of Issuer:

            Palomar Medical Technologies, Inc.

            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            82 Cambridge Street
            Burlington, Massachusetts 01803

            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Craig A. Drill
            d/b/a Craig Drill Capital

            Craig Drill Capital, L.L.C.

            Craig Drill Capital, L.P.

            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            724 Fifth Avenue, 9th Floor
            New York, New York 10019

            --------------------------------------------------------------------

      (c).  Citizenship:

            Craig A. Drill d/b/a Craig Drill Capital -- United States of America

            Craig Drill Capital, L.L.C. -- Delaware

            Craig Drill Capital, L.P. -- Delaware

            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, $0.01 par value

            --------------------------------------------------------------------

      (e).  CUSIP Number:

            697529303

            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Craig A. Drill d/b/a Craig Drill Capital

     (a)  Amount beneficially owned:

          1,292,000

          ----------------------------------------------------------------------

     (b)  Percent of class:

          8.04%

          ----------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote                  0
                                                             ------------------,

          (ii) Shared power to vote or to direct the vote        1,292,000
                                                             ------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                             ------------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                    1,292,000
                                                             ------------------.

Craig Drill Capital, L.L.C.

     (a)  Amount beneficially owned:

          792,000

          ----------------------------------------------------------------------

     (b)  Percent of class:

          4.93%

          ----------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote                  0
                                                             ------------------,

          (ii) Shared power to vote or to direct the vote          792,000
                                                             ------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                             ------------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                      792,000
                                                             ------------------.

Craig Drill Capital, L.P.

     (a)  Amount beneficially owned:

          792,000

          ----------------------------------------------------------------------

     (b)  Percent of class:

          4.93%

          ----------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote                  0
                                                             ------------------,

          (ii) Shared power to vote or to direct the vote          792,000
                                                             ------------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                             ------------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                      792,000
                                                             ------------------.

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                    Craig Drill Capital, L.L.C. - 4.93%
                    Craig Drill Capital, L.P. - 4.93%

         -----------------------------------------------------------------------

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

                    Not applicable.

         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                    Not applicable.

         -----------------------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.

                    Not applicable.

         -----------------------------------------------------------------------

Item 9. Notice of Dissolution of Group.

                    Not applicable.

          ----------------------------------------------------------------------

Item 10. Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 11, 2005
                                        ----------------------------------------
                                                         (Date)

                                                Craig A. Drill***
                                                d/b/a Craig Drill Capital

                                                /s/ Craig A. Drill
                                        ----------------------------------------
                                                    (Signature)

                                                Craig Drill Capital, L.L.C.***

                                                By: /s/ Craig A. Drill
                                                    ------------------------
                                                Name: Craig A. Drill
                                                d/b/a Craig Drill Capital
                                                Title: Managing Member

                                                Craig Drill Capital, L.P.***

                                                By: Craig Drill Capital, L.L.C.
                                                General Partner

                                                By: Craig A. Drill
                                                d/b/a Craig Drill Capital
                                                Managing Member
                                        ----------------------------------------
                                                     (Name/Title)

*** The Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with this statement, provided, however, that a power of attorney, for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 3 dated February 11, 2005 relating to the Common Stock par value $0.01 per share of Palomar Medical Technologies, Inc. (PMTI), shall be filed on behalf of the undersigned.

                                                Craig A. Drill***
                                                d/b/a Craig Drill Capital

                                                /s/ Craig A. Drill
                                        ----------------------------------------
                                                      (Signature)

                                                Craig Drill Capital, L.L.C.***

                                                By: /s/ Craig A. Drill
                                                    ------------------------
                                                Name: Craig A. Drill
                                                d/b/a Craig Drill Capital
                                                Title: Managing Member

                                                Craig Drill Capital, L.P.***

                                                By: Craig Drill Capital, L.L.C.
                                                General Partner

                                                By: Craig A. Drill
                                                d/b/a Craig Drill Capital
                                                Managing Member
                                        ----------------------------------------
                                                     (Name/Title)

19690.0000 #546784